Exhibit 10.6	Subordination Letter of James Speros dated as of October 30, 2009 in favor of Silicon Valley Bank

October __, 2009

Silicon Valley Bank
8020 Tower Crescent Drive
Suite 475
Vienna, Virginia 22182
Attn:  Ms. Heather Parker

Dear Ms. Parker,

I provided a letter of credit (“LC”) to support the loan (“RBC Loan”) of the Royal Bank of Canada (“RBC”) to Braintech, Inc. (“Braintech”).  Funds from my LC in the amount of $89,612.40 (“LC Payment Amount”) were used to pay off the RBC Loan.  As a result, Braintech owes me the LC Payment Amount.

In order to assist Braintech in closing its new loan with Silicon Valley Bank (“SVB”), I am willing to subordinate:  (a) the LC Payment Amount and any other indebtedness of Braintech to me (including, without limitation, the interest and fees described below), whether presently existing or arising in the future (collectively, the “Creditor Debt”) to all of Braintech’s indebtedness and obligations to SVB; and (ii) all of my security interests to all of SVB’s security interests in Braintech’s property.

Notwithstanding the respective dates of attachment or perfection of my security interest and the security interest of SVB, the security interest of SVB in the property of Braintech shall at all times be senior to my security interest.

I will not demand or receive from Braintech all or any part of the Creditor Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will I exercise any remedy with respect to the property of Braintech, nor will I accelerate any of the Creditor Debt, nor will I commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Braintech.  The foregoing notwithstanding, Braintech shall be permitted to make, and I shall be permitted to receive, a payment (the “Payoff Amount”) in the amount of the LC Payment Amount plus interest at a rate of 10% per annum until paid in full plus any unreimbursed fees charged to me by my issuing bank or by RBC in connection with the LC in full satisfaction of the Creditor Debt.  Upon my receipt of the Payoff Amount, I authorize SVB to file an amendment to UCC financing statement number 2009015456-2 (filed on June 22, 2009 with the Secretary of State of Nevada) removing myself as a secured party thereon.

By execution, I hereby authorize SVB to amend UCC financing statement number 2009015456-2 (filed on June 22, 2009 with the Secretary of State of Nevada) to state that I have subordinated any security interest or lien that I may have in any property of Braintech to the security interest of SVB in all assets of Braintech, notwithstanding the respective dates of attachment or perfection of my security interest and the security interest of SVB.

This letter only becomes effective once SVB makes the first credit extension to Braintech.

Sincerely,

James Speros
Speros Ventures LLC